Exhibit 23.3

CONSENT OF COMMERCIAL MORTGAGE ALERT

We hereby consent to the use of the name of our firm in the Registration Statement on Form S-11 and related prospectus, and any amendments thereto (collectively, the “Registration Statement”) of MHI Hospitality Corporation for the registration of its public offering of its common stock, and the inclusion of market data collected and/or prepared by our firm with respect to our market study for U.S. Domestic CMBS Issuance wherever appearing in the Registration Statement, including but not limited to the references to our firm under the heading “Our Business and Properties – Market Opportunity.”

Dated June 11, 2010	COMMERCIAL MORTGAGE ALERT
	By:	/S/ DANIEL COWLES
Daniel Cowles General Manager